TXO PARTNERS GP, LLC
EXECUTIVE SEVERANCE PLAN

I.
PURPOSE

The purpose of this TXO Partners GP, LLC Executive Severance Plan (the “Plan”) is to encourage certain employees of TXO Partners GP, LLC (the “Company”), TXO Partners, L.P (the “Partnership”) and their Affiliates (together, the “Company Group”) to remain in the employ of the Employer by providing, among other things, severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.

II.
DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

1.
“Administrator” means the Committee or its designee. In the absence of a contrary designation by the Committee, the Administrator will be the Company’s Chief Accounting Officer.
2.
“Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
3.
“Base Salary” means, with respect to any Participant, the Participant’s base salary at the rate in effect on the Participant’s Termination Date, disregarding for this purpose any decrease that provides a basis for Good Reason.
4.
“Board” means the Board of Directors of the Company or any committee or subcommittee thereof.
5.
“Cause” means Cause (or a term of similar effect) as defined in any written agreement in effect as of the relevant time between any member of the Company Group and the applicable Participant, or if no such agreement exists, Cause means: (i) a refusal by the Participant to perform the Participant’s material duties and responsibilities under any written agreement between the Participant and any member of the Company Group (other than due to physical or mental incapacity); (ii) any act of fraud, embezzlement, material theft or misappropriation by the Participant relating to the Company Group; (iii) the Participant’s commission of a felony or a crime involving moral turpitude (other than, in each case, a traffic-related offense); (iv) any gross negligence or intentional, willful or reckless misconduct on the part of the Participant in the conduct of the Participant’s duties and responsibilities with or on behalf of the Company Group or which has or could reasonably be expected to have a material adverse effect on the image, reputation or business of the Company Group; or (v) any material breach by the Participant of any material, written agreement between any member of the Company Group and the Participant. Cause shall not exist, however, in the case of clauses (i) and (v) above, unless the Participant has been provided with written notice of the event(s) alleged to constitute Cause thereunder, and if such event(s) are susceptible to cure, the Participant has been given a thirty (30)-day period in which to cure such event(s) following the Participant’s receipt of such written notice, and the Participant fails to cure such event(s) prior to the expiration of such cure period.
6.
“Change in Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company or an Affiliate of the Company (as determined immediately prior to such event), shall become the beneficial owner, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company or the Partnership; (ii) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership; (iii) the sale or other disposition by either the Company or the Partnership of all or substantially all of the Company’s or the Partnership’s assets, respectively, in one or more transactions to any person other than the Company, the Partnership or an Affiliate of the Company or of the Partnership; or (iv) a transaction resulting in a person other than the Company or an Affiliate of the Company (as determined immediately prior to such event) being the sole general partner of the Partnership. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which provides for the deferral of compensation subject to Section 409A or such compensation otherwise would be subject to Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) above with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5), and as relates to the holder of such amount, to the extent required to comply with Section 409A.
7.
“CIC Protection Period” means the period commencing on the date of and ending twenty-four (24) months following a Change in Control.
8.
“CIC Qualifying Termination” means, with respect to any Participant, a termination of the Participant’s employment with the Company Group by the Company Group without Cause or due to a resignation by the Participant for Good Reason, in either case, that occurs during the CIC Protection Period.
9.
“CIC Severance Multiplier” means, with respect to any Participant, the number set forth opposite such Participant’s Employment Level under the heading “CIC Severance Multiplier” on Schedule A.
10.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
11.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.

12.
“Committee” means the compensation committee of the Board.
13.
“Employer” means, with respect to a Participant, the Company Group member that employs the Participant.
14.
“Employment Level” means, with respect to any Participant, the Participant’s employment level with the Employer as in effect at the time of the Participant’s Qualifying Termination, disregarding for this purpose any change in employment level that provides a basis for Good Reason.
15.
“First Payment Date” means, with respect to a Qualifying Termination, the Company’s first regularly scheduled payroll date that occurs at least five (5) business days after the date the applicable Release becomes effective and irrevocable, or if earlier, March 15 of the year following the year in which the Qualifying Termination occurs.
16.
“Good Reason” means Good Reason (or a term of similar effect) as defined in any written agreement in effect as of the relevant time between any member of the Company Group and the applicable Participant, or if no such agreement exists, Good Reason means the occurrence of any of the following actions undertaken by the Company Group without the Participant’s express written consent: (i) a material diminution in the Participant’s Base Salary or Target Bonus Amount; (ii) a material diminution of the Participant’s title, responsibilities or duties with the Company Group; (iii) any material breach by a Company Group member of any material, written agreement between the Participant and any member of the Company Group; or (iv) the relocation by the Company Group of the Participant’s principal location of employment to a location that is more than twenty-five (25) miles from the Participant’s then-current principal place of employment; provided, however, that Good Reason shall not exist unless the Participant has provided the Company with written notice of the event(s) alleged to constitute Good Reason within sixty (60) days of the first occurrence of such event(s), the Company has failed to cure such event(s) within thirty (30) days following its receipt of such written notice, and the Participant terminates the Participant’s employment within thirty (30) days after such failure to cure.
17.
“Non-CIC Participant” means a Participant with an Employment Level that is designated as a Non-CIC Participant under the heading “Non-CIC Participant” on Schedule A.
18.
“Non-CIC Qualifying Termination” means, with respect to any Participant who is a Non-CIC Participant, a termination of the Participant’s employment with the Company Group by the Company Group without Cause or due to a resignation by the Participant for Good Reason, in either case, that does not occur during the CIC Protection Period.
19.
“Performance Award” means each equity or equity-based award (or the relevant portion thereof) under any equity compensation plan of the Company Group that, as of the relevant date, vests based upon the attainment of performance conditions.
20.
“Qualifying Termination” means a CIC Qualifying Termination or a Non-CIC Qualifying Termination.

21.
“Release” means, with respect to a Qualifying Termination, a general release of claims in a customary form provided by and satisfactory to the Company in its reasonable discretion that becomes effective and irrevocable within thirty (30) days, or in the event of a group termination, sixty (60) days following the Termination Date.
22.
“Section 409A” means Section 409A of the Code.
23.
“Severance Multiplier” means, with respect to any Participant, the number set forth opposite such Participant’s Employment Level under the heading “Severance Multiplier” on Schedule A.
24.
“Successor” means any employer (whether or not the employer is an Affiliate of the Company) which acquires (through merger, consolidation, reorganization, transfer, sublease, assignment or otherwise) all or substantially all of the business or assets of the Company or of a division or business of the Company.
25.
“Target Bonus Amount” means, with respect to any Participant, the Participant’s target annual bonus amount, if any, in effect at the time of the Participant’s CIC Qualifying Termination.
26.
“Termination Date” means, with respect to any Participant, the date on which a termination of the Participant’s employment with the Company Group, in accordance with the terms of this Plan, is effective.
27.
“Time Award” means each equity or equity-based award (or the portion thereof) under any equity compensation plan of the Company Group that, as of the relevant time, vests based solely on the Participant’s continued service to the Company Group.
III.
Eligibility

The participants in this Plan (“Participants”) are those regular U.S. full-time employees of the Company Group at the Employment Level of Vice President or above.

IV.
Severance Benefits

A.
Non-CIC Qualifying Termination

If a Non-CIC Participant has a Non-CIC Qualifying Termination, then subject to the other conditions set forth in this Plan, the Participant will be entitled to receive the following payments and benefits:

28.
An amount in cash equal to the product of the Severance Multiplier multiplied by the sum of the Participant’s (a) Base Salary and (b) Target Bonus Amount, payable in a lump sum no later than the First Payment Date;

29.
If the Participant timely and properly elects to receive continued medical, dental or vision coverage under one or more of the Company Group’s group medical, dental or vision plans (excluding any health flexible spending account) pursuant to COBRA, direct payment of or reimbursement (subject to the Company Group’s reimbursement procedures) to the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents under such plans during the period commencing on the Termination Date and ending on the earlier of (a) the date that is eighteen (18) months following the Termination Date or (b) the date the Participant ceases to be eligible for COBRA (and the Participant agrees by executing the Release and accepting benefits hereunder to promptly notify the Company of eligibility under another employer’s group health plan) (the “COBRA Continuation Period”). Notwithstanding the foregoing, if the Company Group determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax or to avoid nondiscrimination issues, the Company Group shall in lieu thereof pay to the Participant taxable monthly payments in an amount equal to the monthly COBRA premium, which payments shall be made for the remainder of the COBRA Continuation Period;
30.
Payment to the Participant of any earned but unpaid Base Salary and any other amounts or benefits, including accrued paid time off to the extent payable upon termination pursuant to the Employer’s policies, under the Company Group’s employee benefit plans, programs or arrangements to which the Participant is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, the “Accrued Rights”); and
31.
Unless the Board otherwise determines (which determination will be included in the Release), (a) a prorated portion of each Time Award that is outstanding and unvested as of the Termination Date shall become immediately vested as of the Termination Date, with such proration based on the number of calendar days that have elapsed in the applicable vesting period through the Termination Date as compared to the total number of days in the applicable vesting period, and (b) a prorated portion of each Performance Award that has not vested as of the Termination Date shall remain outstanding and eligible to vest based on the actual level of performance achieved, as determined by the Board in a manner consistent with the determination of performance achievement for the applicable performance period for similar awards held by actively employed employees generally, with such proration based on the number of calendar days that have elapsed in the applicable performance period (and if applicable, any additional service-based vesting period that applies thereafter) through the Termination Date as compared to the total number of days in the applicable performance period (and, if applicable, any additional service-based vesting period that applies thereafter), and shall become vested as of the date the level of performance achievement is certified by the Board (provided, that with respect to any portion of a Performance Award for which the performance measure is solely based on the Board’s discretion (and not on any objective performance goal), such performance achievement will be deemed to be achieved at the target performance level and settlement or payment of the such portion of the Performance Award will in all events be made no later than March 15 of the year following the year in which the Termination Date occurs).

B.
CIC Qualifying Termination

If a Participant has a CIC Qualifying Termination, then subject to the other conditions set forth in this Plan, the Participant shall be entitled to receive the following payments and benefits:

32.
An amount in cash equal to the product of the CIC Severance Multiplier multiplied by the sum of (a) the Participant’s Base Salary and (b) the greater of the Participant’s Target Bonus Amount or the actual bonus the Participant received for the year prior to the year in which the Termination Date occurs, payable in a lump sum no later than the First Payment Date;
33.
An amount in cash equal to the product of (a) the Participant’s Target Bonus Amount multiplied by (b) a fraction, the numerator of which is equal to the number of calendar days elapsed in the year in which the CIC Qualifying Termination occurs and the denominator of which is the number of calendar days in the applicable year, payable in a lump sum no later than the First Payment Date;
34.
The Participant’s Accrued Rights;
35.
If the Participant timely and properly elects to receive continued medical, dental or vision coverage under one or more of the Company Group’s group medical, dental or vision plans (excluding any health flexible savings account) pursuant to COBRA, direct payment of or reimbursement to the Participant (subject to the Company Group’s reimbursement procedures) for the COBRA premiums for the Participant and the Participant’s covered dependents under such plans during the period commencing on the Termination Date and ending on the earlier of (a) the date that is twenty-four (24) months following the Termination Date and (b) the date the Participant cease to be eligible for COBRA (and the Participant agrees by executing the Release and accepting benefits hereunder to promptly notify the Company of eligibility under another employer’s group health plan) (the “CIC COBRA Continuation Period”). Notwithstanding the foregoing, if the Company Group determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax or to avoid a nondiscrimination issue, the Company Group shall in lieu thereof pay to the Participant taxable monthly payments in an amount equal to the monthly COBRA premium, which payments shall be made for the remainder of the CIC COBRA Continuation Period; and
36.
Unless the Board otherwise determines (which determination will be included in the Release), (a) all Time Awards that have not vested as of the Termination Date shall become immediately vested in full as of the Termination Date and (b) all Performance Awards that have not vested as of the Termination Date shall remain outstanding and eligible to vest based on the greater of target level performance and the actual level of performance achieved, as determined by the Board in a manner consistent with the determination of performance achievement for the applicable performance period for similar awards held by actively employed employees generally, and shall become vested as of the date the level of performance achievement is certified by the Board. Settlement or payment of the Performance Awards will in all events be made no later than March 15 of the year following the year in which the Termination Date occurs.

V.
Release of Claims

Notwithstanding any provision of this Plan to the contrary, any payments and benefits provided to a Participant under this Plan, other than the Accrued Rights, shall be subject to and contingent upon the Participant’s execution and delivery following the Termination Date of a Release.

VI.
Offers of Employment

A Participant shall not be entitled to any compensation or benefits under this Plan if the Participant rejects or fails to accept a written offer of employment from a Successor or from any Affiliate of the Company made on or before the Participant’s Termination Date that is for substantially comparable employment.

VII.
Tax Matters

A.
Withholding

The Employer may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

B.
Section 409A
1.
The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder would be immediately taxable to any Participant under Section 409A, the Administrator may (without any obligation to do so or to indemnify the Participant for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or the economic benefits of this Plan and (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.
2.
Notwithstanding any provision of this Plan to the contrary, no termination or other similar payments and benefits under this Plan will be payable to a Participant unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Section 409A (a “Separation from Service”).

3.
Notwithstanding any provision of this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits will not be provided to the Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death. As promptly as possible following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to a Participant (or the Participant’s estate), and any remaining payments due to the Participant under this Plan will be paid as otherwise provided herein.
4.
A Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. To the extent necessary to comply with Section 409A, if the designated payment period for any payment under this Plan begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year.
VIII.
Duration; Termination; Amendment; Modification

This Plan shall become effective on the date this Plan is approved by the Board. The Board or the Administrator (in a settlor, not fiduciary capacity), may amend, modify or terminate this Plan at any time; provided that, except as otherwise provided in Section VII.B.1.:

37.
No amendment, modification or termination may affect any right of any Participant to claim benefits under this Plan as in effect prior to such amendment, modification or termination with respect to a Termination Date that occurs prior to the date of such amendment, modification or termination; and
38.
During the CIC Protection Period, this Plan may not be amended or modified in any manner that decreases the payments or benefits payable to any Participant or otherwise adversely affects any Participant’s economic rights or terminated.
IX.
Relation to Other Plans

Nothing in this Plan will prevent or limit a Participant’s continuing or future participation in any plan, contract, agreement, practice, policy or program provided by the Company or any Affiliate thereof for which the Participant may qualify (an “Other Arrangement”), nor will anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any Affiliate thereof, provided that the benefits received under this Plan and an Other Arrangement shall not be duplicative. Therefore, notwithstanding any provision herein to the contrary, the payments and benefits payable hereunder shall be reduced (on a dollar for dollar basis) by the amount of such severance payments and benefits payable under an Other Arrangement to the extent duplicative, such that a Participant who is entitled to receive payments and benefits hereunder receives, in the aggregate, not more than the amount of payments and benefits that would be provided hereunder if there were no such Other Arrangement (or, if greater, the amount that would be provided under such Other Arrangements without regard to this Plan). Any such reduction in payments and benefits provided hereunder shall be implemented in such manner as is determined by the Company in compliance with all applicable laws, including Section 409A, if applicable, without changing the time or form of payment of any severance payments and benefits payable under an Other Arrangement. Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or any Affiliate thereof shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be.

X.
Notices

All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company: TXO Partners GP, LLC
400 West 7th Street

Fort Worth, TX 76102
Attention: Secretary

If to the Participant: The Participant’s last known address as set forth in the Company’s records.

XI.
Administration

The Administrator will have the discretion to interpret the Plan and construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Administrator deems to be appropriate in its reasonable discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. All determinations by the Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the reasonable discretion of the Administrator. The Administrator has full authority and discretion to decide claims and appeals, including to construe, interpret and apply the terms of the Plan, to determine all questions concerning eligibility for and entitlement to benefits under this Plan. The Administrator’s decisions shall be final and binding.

XII.
Claims Procedure

The Company intends that the Plan shall, at all times, be maintained on an unfunded basis for federal income tax purposes under the Code and administered as a non-qualified, “top hat” pension plan, exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”).

A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:

Administrator

TXO Partners GP, LLC

400 West 7th Street

Fort Worth, TX 76102

Attention: Secretary

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered.

Written notice of the denial of the Participant’s claim will contain the following information: (i) the specific reason or reasons for the denial of the Participant’s claim; (ii) references to the specific Plan provisions on which the denial of the Participant’s claim was based; (iii) a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

If the Participant’s claim is denied and he or she wishes to appeal the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(i) Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(ii) The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(iii) The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review.

The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state: (i) the specific reason or reasons for the denial of the Participant’s claim; (ii) reference to the specific Plan provisions on which the denial of the Participant’s claim is based; (iii) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and (iv) a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. If the Participant wishes to file suit against the Plan, he or she must do so within 12 months of the date the final decision regarding the Participant’s claim appeal is issued. Notwithstanding the foregoing, if the Participant fails to engage in or exhaust the claims and review procedures, he or she must file suit or legal action within 12 months of the date of the alleged facts or conduct giving rise to the claim (including, without limitation, the date the Participant alleges he or she became entitled to the Plan benefits requested in the suit or legal action); provided, however, that this limitation shall not be construed to relieve the Participant of the obligation to exhaust all of the claim and review procedures under the Plan before filing suit.

XIII.
MISCELLANEOUS

All payments provided under this Plan shall be paid from the general funds of the Company, and no special or separate fund or other segregation of assets shall be required to be made to assure payment. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.

Nothing in this Plan shall interfere with or limit in any way the right of the Company Group to terminate any Participant’s employment or service at any time or for any reason, nor shall this Plan itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Benefits arising under this Plan shall not constitute an employment contract with any member of the Company Group. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company Group except as expressly provided in writing in such other plan or an agreement thereunder. This Plan and any documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law.

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Schedule A

Employment Level	Severance Multiplier	CIC Severance Multiplier	Non-CIC Participant
C-Suite Executive	2.0	3.0	Yes
Vice President	Not Applicable	2.0	No

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